Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors
Mikron Infrared, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-119400) of our report dated January 26, 2007 relating to the consolidated financial statements of Mikron Infrared, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended October 31, 2006.

BDO SEIDMAN, LLP

Woodbridge, New Jersey January 26, 2006